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               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549


                       ----------------------


                          FORM  8-K

                        CURRENT  REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
             THE SECURITIES EXCHANGE ACT OF 1934


                       ----------------------


Date of Report (Date of earliest event reported):  June 28, 1995


              UNION TEXAS PETROLEUM HOLDINGS, INC.
      (Exact name of registrant as specified in its charter)


     Delaware               1-9019              76-0040040
   (State or other       (Commission         (I.R.S. Employer
    jurisdiction         File Number)       Identification No.)
   of incorporation)



          1330 Post Oak Boulevard, Houston, Texas 77056
        (Address of principal executive offices) (Zip Code)




Registrant's telephone number, including area code (713) 623-6544

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Item 5.     Other Events.
            ------------

     Alba Acquisition.  On June 1, 1995, Union Texas
Petroleum Holdings, Inc. (the "Company") announced that its subsidiary, Union Texas Petroleum Limited ("UTPL"), entered into an agreement with Oryx UK Energy Company to acquire Oryx's 15.5% working interest in Block 16/26 in the central United Kingdom North Sea, which includes the Alba field.
Under the agreement, UTPL has agreed to pay Oryx approximately $270 million for the interest. The effective date of the transaction is July 1, 1995. The transfer of the interest is subject to certain conditions, including necessary consents from the U.K's Department of Trade and Industry. Closing is expected in the third quarter of 1995. The Company will fund the acquisition under its bank credit facilities, which it expects to increase prior to closing. After closing, the Company expects to record approximately 45 million barrels of oil as proved reserves. The Alba field commenced production in January 1994. Gross daily production at Alba currently averages over 75,000 barrels of oil. The Company expects to spend about $25 million to $30 million net over the next five years for future development expenditures. The Alba field is operated by Chevron U.K. Ltd.

     The Company's plans in the near term are to focus on integrating the interests in Alba as well as the undeveloped Britannia field acquired in late 1994 into its existing North Sea program while utilizing any excess cash flow for the reduction of debt. The Company will also continue to emphasize developing its core holdings and conducting an active exploration program as well as controlling costs.

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     Financing Activities.  The Company currently has two
unsecured bank credit facilities (the "Credit Facilities").
One of the Credit Facilities is a $100 million revolver that provides for conversion of amounts outstanding on April 15, 1996 to a one year term loan maturing April 15, 1997. The other Credit Facility is a $450 million revolver that reduces quarterly by $35 million beginning July 31, 1998, with a final maturity of April 30, 1999. The Company has executed an amendment to eliminate the total indebtedness restriction under the Credit Facilities, which was a $775 million limitation. In addition, the Company has negotiated an additional $100 million unsecured credit agreement with NationsBank of Texas, N.A., as agent, Bank of America National Trust and Savings Association and Union Bank of Switzerland, Houston Agency, as co-agents. This credit facility, which is expected to be executed as of June 30, 1995, is a revolver that provides for conversion of amounts outstanding on June 15, 1996 to a one-year term loan maturing June 15, 1997. In addition to such credit facilities, the Company has the ability to obtain favorable interest rates on short-term borrowings, uncommitted and unsecured lines of credit established with several banks.

    The Company's indirect subsidiary, Union Texas
Britannia Limited ("UTBL"), which is a wholly owned subsidiary of UTPL, has a 150 million pounds sterling secured financing from Chemical Bank, NationsBank N.A. (Carolinas), National Westminster Bank plc and certain other banks. The financing will be used to fund the Company's share of the cost of developing the Britannia field to production (including interest and other financing costs incurred prior to completion and potential cost overruns), and any remaining availability after completion may, subject to certain coverage ratios being met, be used for UTBL's general corporate purposes. Except for certain support by UTPL related to any potential cost overruns in excess of the facility amount (limited to 30 million pounds sterling), insurance, tax benefits and administrative services, the lenders' recourse will be limited to the Britannia field project assets and is nonrecourse to the Company. The financing has a final maturity in September 2005.

     Press Releases. The information set forth in the three press releases of the Company dated May 19, 1995, May 25, 1995 and June 28, 1995, which are filed as exhibits hereto, are incorporated herein by reference.

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Item 7.     Financial Statements and Exhibits.
            ---------------------------------

            (c) Exhibits:

Exhibit
Number                 Description
- ------                 -----------

99.1              Press release dated May 19, 1995

99.2              Press release dated May 25, 1995

99.3              Press release dated June 28, 1995

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                         Signature

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             UNION TEXAS PETROLEUM
                                HOLDINGS, INC.

                             By: /s/ NEWTON W. WILSON, III
                                 --------------------------
                                      NEWTON W. WILSON, III
                                         General Counsel,
                                 Vice President-Administration
                                          and Secretary




Date:  June 28, 1995

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                      INDEX TO EXHIBITS

Exhibit
Number                        Description
- ------                        -----------

99.1             Press release dated May 19, 1995

99.2             Press release dated May 25, 1995

99.3             Press release dated June 28, 1995